Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

National Presto Industries, Inc.

Eau Claire, Wisconsin

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our reports dated March 16, 2017, relating to the consolidated financial statements, the effectiveness of National Presto Industries, Inc.’s internal control over financial reporting, and financial statement schedule of National Presto Industries, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ BDO USA, LLP

Milwaukee, Wisconsin

August 31, 2017